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                     January 5, 2022

       Jeffrey Crystal
       Chief Financial Officer
       Intertape Polymer Group Inc.
       9999 Cavendish Blvd.
       Suite 200
       Ville St. Laurent , Quebec , Canada H4M 2X5

                                                        Re: Intertape Polymer
Group Inc.
                                                            Form 20-F for the
Year Ended December 31, 2020
                                                            Filed March 26,
2021
                                                            File No. 001-10928

       Dear Mr. Crystal:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing